UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

VAIL RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

OASIS MANAGEMENT COMPANY LTD.

OASIS INVESTMENTS II MASTER FUND LTD.

SETH FISCHER

ROBERT CHAPEK

M. ASHTON HUDSON

BRYCE ROBERTS

PICABO STREET

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED OCTOBER 13, 2026

2026 ANNUAL MEETING OF STOCKHOLDERS

OF

VAIL RESORTS, INC.

_______________________

PROXY STATEMENT

OF

[●], 2026

Dear Fellow Vail Resorts Stockholder:

This Proxy Statement and the enclosed BLUE proxy card are being furnished by Oasis Management Company Ltd. and the other participants identified on Annex I to the Proxy Statement in connection with the solicitation of proxies from the stockholders of Vail Resorts, Inc., a Delaware corporation ("Vail Resorts" or the "Company").

We are Vail Resorts stockholders who believe that a more engaged and accountable Board of Directors (the "Board") will help ensure that Vail Resorts' strategic and operating decisions appropriately reflect the interests of its guests, employees, local communities, and stockholders.

Vail Resorts controls an irreplaceable portfolio of 42 world-class mountain resorts, a collection of scarce, high-quality assets whose value is not fully reflected in the Company's current valuation relative to its peers. We believe that a reconstituted Board, bringing fresh perspective and relevant operating experience, would be well positioned to work with management to sharpen the Company's focus on guest experience, pricing strategy, marketing effectiveness and the fuller utilization of its hospitality assets, and to deepen the Company's connection to the guests and communities it serves.

Therefore, we have nominated the following four highly qualified director candidates for election to the Board at the 2026 annual meeting of stockholders of the Company (the "Annual Meeting"), which is scheduled to be held virtually via live webcast at [●] on [●], 2026, at [●], Mountain Time: Robert Chapek, M. Ashton Hudson, Bryce Roberts and Picabo Street.

YOUR VOTE IS VERY IMPORTANT. We urge you to vote the enclosed BLUE proxy card "FOR" each of Robert Chapek, M. Ashton Hudson, Bryce Roberts and Picabo Street and "WITHHOLD" on [●], [●], [●] and [●].

We encourage you to vote online or by telephone by following the instructions on the BLUE proxy card, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. We recommend that you disregard and not return any white proxy card or voting instruction form that you may receive from the Company. If you have already voted for the Company’s director nominees using the Company’s white proxy card or voting instruction form, you have every right to change your vote, and we strongly urge you to do so, by following the instructions on the enclosed BLUE proxy card to vote online or by telephone. Alternatively, you may sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Thank you for your support.

Sincerely,

Oasis Management Company Ltd.

PRELIMINARY COPY SUBJECT TO COMPLETION

DATED OCTOBER 13, 2026

2026 ANNUAL MEETING OF STOCKHOLDERS

OF

VAIL RESORTS, INC.

_______________________

PROXY STATEMENT

OF

______________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Oasis Investments II Master Fund Ltd. (the "Oasis Fund"), Oasis Management Company Ltd. ("Oasis Management") and Seth Fischer (together with the Oasis Fund and Oasis Management, "Oasis," "we," "our" or "us") are significant stockholders of Vail Resorts, Inc., a Delaware corporation ("Vail Resorts" or the "Company"). Oasis and the other participants identified on Annex I to the Proxy Statement (collectively, the “Participants”), beneficially own an aggregate of 3,431,293 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), representing approximately 9.6% of the outstanding shares of Common Stock.

We believe that a more engaged and accountable Board of Directors (the "Board") will help ensure that Vail Resorts' strategic and operating decisions appropriately reflect the interests of its guests, employees, local communities, and stockholders. We are therefore seeking your support at the 2026 annual meeting of stockholders of the Company, including any adjournments, postponements, reschedulings or continuations thereof and any meeting which may be called in lieu thereof (the "Annual Meeting"), which is scheduled to be held virtually via live webcast at [●] on [●], 2026, at [●], Mountain Time, for the following:

•	To elect nine directors, including Oasis's four director nominees, Robert Chapek, M. Ashton Hudson, Bryce Roberts and Picabo Street (each, an "Oasis Nominee" and, collectively, the "Oasis Nominees"), to the Board to serve until the Company's 2027 annual meeting of stockholders and until their respective successors are duly elected and qualified;
•	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2027;
•	To hold an advisory vote on executive compensation; and
•	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed or furnished to stockholders on or about [●], 2026.

The Company has set the close of business on [●], 2026 (the "Record Date") as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. According to the Company, as of the Record Date, there were [●] shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

We intend to vote all of our shares (i) "FOR" the election of each Oasis Nominee, (ii) "FOR" the election of [●], [●], [●], [●] and [●] (the "Unopposed Company Nominees"), (iii) "WITHHOLD" on the election of [●], [●], [●] and [●] (the "Opposed Company Nominees"), (iv) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2027 and (v) “AGAINST” the advisory vote on the compensation of the Company's named executive officers, as described herein. We reserve the right to vote some or all of our shares as we see fit, in order to achieve results that we believe are in the best interest of all stockholders.

2

Through this Proxy Statement, we are soliciting proxies to elect only the Oasis Nominees. Because the election of directors at the Annual Meeting is contested, the universal proxy rules adopted by the SEC require that all nominees—including the Oasis Nominees and the Company's nominees—be included on each party's proxy card. Accordingly, the enclosed BLUE proxy card includes the names of all nine of the Company's nominees as well as the four Oasis Nominees, and permits stockholders to vote for up to nine director nominees in total. Stockholders are permitted to vote for up to nine director nominees. However, if a stockholder votes for more than nine director nominees, all of that stockholder's votes on the election of directors will be invalid and will not be counted. The names, backgrounds and qualifications of the Company's nominees, and other information about them, can be found in the Company's proxy statement for the Annual Meeting.

WE URGE YOU TO USE ENCLOSED BLUE PROXY CARD TO VOTE "FOR" THE ELECTION OF EACH OF THE OASIS NOMINEES AND "WITHHOLD" ON EACH OF THE OPPOSED COMPANY NOMINEES.

This solicitation is being made by Oasis and the Oasis Nominees and not on behalf of the Board or management of the Company. Oasis is not aware of any other matters to be brought before the Annual Meeting other than as described herein. Should other matters, which Oasis is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

We encourage you to vote online or by telephone by following the instructions on the BLUE proxy card, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. We recommend that you disregard and not return any white proxy card or voting instruction form that you may receive from the Company. If you have already voted for the Company’s director nominees using the Company’s white proxy card or voting instruction form, you have every right to change your vote, and we strongly urge you to do so, by following the instructions on the enclosed BLUE proxy card to vote online or by telephone. Alternatively, you may sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted; any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Oasis's proxy materials, please contact:

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

3

IMPORTANT

Your vote is important, no matter how many or how few shares of Common Stock you own. Oasis urges you to sign, date and return the enclosed BLUE proxy card today to vote “FOR” the election of the Oasis Nominees, “WITHHOLD” on the Opposed Company Nominees, and in accordance with Oasis's recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to Oasis Management Company Ltd., c/o Innisfree M&A Incorporated, in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a BLUE voting instruction form, are being forwarded to you by your broker, bank or other nominee. As a beneficial owner, if you wish to vote, you must instruct your broker, bank or other nominee how to vote. Your broker, bank or other nominee cannot vote your shares of Common Stock without your instructions.
•	Depending upon your broker, bank or other nominee, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
•	Because the election of directors at the Annual Meeting is contested, do NOT vote “for” more than nine director nominees in total. If you vote “for” more than nine director nominees, your votes on the election of directors will be invalid and will not be counted.

Since only your latest-dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the Company's proxy card marked "withhold" as a protest against the Company’s director nominees, it will revoke any proxy card you may have previously sent to us. So please make certain that the latest-dated proxy card you return is the BLUE proxy card.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Oasis's proxy materials, please contact Innisfree M&A Incorporated (“Innisfree”) at the phone numbers listed below.

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

4

BACKGROUND TO THE SOLICITATION

The following is a chronology of material events leading up to this proxy solicitation. This chronology does not purport to describe every event, point of contact or conversation between representatives of Oasis Management or its advisors and the Company, its advisors or members of the Board related to the solicitation.

On February 28, 2006, the Company appointed Rob Katz as Chief Executive Officer. Mr. Katz has been involved with the Company in various capacities since 1991 and, according to the press release announcing his appointment, “has been intricately involved in guiding Vail Resorts’ strategic direction and operations since 1992.”

On March 18, 2008, the Company announced and launched the Epic Pass ahead of the 2008-2009 ski season, which allowed unlimited access to five of the Company’s properties for the price of $579.

On December 6, 2012, the Company announced the acquisition of two ski areas as part of a new strategy to “drive season pass sales and build broader guest loyalty” by expanding the Company’s portfolio, with a particular focus on “smaller ski areas located near major urban markets.”

Over the next several years, the Company expanded its resort portfolio from seven properties at the end of fiscal 2012 to 20 properties at the end of fiscal 2019.

On January 25, 2018, Alterra Mountain Company, a leading hospitality company that owns and operates ski resorts, announced it was launching its pass product, the Ikon Pass, ahead of the 2018-2019 ski season.

On July 22, 2019, the Company announced that it had entered into an agreement to acquire Peak Resorts, Inc., the owner of 17 U.S. ski areas, including Mount Snow in Vermont and Hunter Mountain in New York, nearly doubling the size of the Company’s resort portfolio.

On March 24, 2021, the Company announced a “bold price reset” of its Epic Pass products, reducing pass prices by 20% across the board, in furtherance of the Company’s Epic for Everyone commitment. Mr. Katz acknowledged, “it can be counterintuitive to think that providing value to our guests by lowering prices will also drive value for our Company.” That day, the Company’s stock price closed down approximately 7%.

On August 10, 2021, the Company announced that Kirsten Lynch, the Company’s then-Chief Marketing Officer, whom Mr. Katz hired in 2011, would be appointed Chief Executive Officer and elected to the Board, effective November 1, 2021. At that time, Mr. Katz would be appointed Executive Chairperson of the Board and, in that role, would “remain fully active and engaged in Vail Resorts’ key strategic decisions and priorities.”

On March 28, 2022, the Company announced that it had entered into an agreement to purchase a majority stake in Andermatt-Sedrun from Andermatt Swiss Alps AG, marking the Company’s first investment in, and opportunity to operate, a ski resort in Europe. The Company subsequently acquired its second European resort, Crans-Montana Mountain Resort, on May 2, 2024.

On September 28, 2023, the Company reported its financial results for the fourth quarter and full year of fiscal 2023. Despite management initially guiding to approximately 10% Resort Reported EBITDA growth at the midpoint of its guidance range, Resort Reported EBITDA was nearly flat compared to the prior year period, while net income attributable to Vail Resorts declined by approximately 23%. The next day, the Company’s stock price closed down approximately 8%.

On March 11, 2024, the Company reported its financial results for the second quarter of fiscal 2024 and reduced the midpoint of its fiscal 2024 Resort Reported EBITDA guidance by approximately 8%.

On April 19, 2024, the Company reported metrics for the beginning of the ski season through April 14, 2024. Season-to-date total skier visits were down approximately 8% compared to the prior year season-to-date period. Based on the season-to-date results, the Company guided to at or around the low end of its Resort Reported EBITDA guidance range issued on March 11, 2024. That day, the Company’s stock price closed down approximately 5%.

5

On June 6, 2024, the Company reported its financial results for the third quarter of fiscal 2024 and reduced the midpoint of its comparable-basis Resort Reported EBITDA guidance for the second consecutive quarter, by approximately 3%. The next day, the Company’s stock price closed down approximately 10%, its largest single-day decline since March 2020.1

On September 26, 2024, the Company reported its financial results for the fourth quarter and full year of fiscal 2024. Despite management initially guiding to approximately 13% Resort Reported EBITDA growth at the midpoint of its guidance range, Resort Reported EBITDA and net income attributable to Vail Resorts declined by approximately 1% and 14%, respectively, compared to the prior year period. Pass product unit sales through September 20, 2024 for the 2024-2025 ski season decreased approximately 3%. The next day, the Company’s stock price closed down approximately 4%.

On December 27, 2024, the Park City Professional Ski Patrollers Association, representing 204 ski patrollers and mountain safety personnel, went on strike against the Company. The ski patrollers were demanding a $2 increase in their hourly base wage, from $21 to $23, among other requests.2 On January 2, 2025, as holiday guests encountered long lift lines and closed terrain, the Company’s stock price closed down approximately 7%.

On January 27, 2025, one of the Company’s stockholders, Late Apex Partners, LLC (“Late Apex”), issued a press release with a public letter to the Board and an investor presentation. Among other concerns, Late Apex criticized the Company’s decision to centralize marketing, which it said had “cut out the heart of each mountain.” Late Apex demanded that the Board remove Ms. Lynch as CEO, called for Mr. Katz to resign from the Board and urged the Board to identify and appoint a “proven” CEO with a “track record of leadership on innovation.” That day, the Company’s stock price closed up approximately 6%.

In March 2025, Oasis Management began performing due diligence on Vail Resorts in support of a potential investment in the Company, believing that the Company’s shares were undervalued and represented an attractive investment opportunity.

On April 2, 2025, Oasis Management began purchasing the Company’s Common Stock on the open market.

On April 24, 2025, the Company reported metrics for the beginning of the ski season through April 20, 2025. Season-to-date total skier visits were down approximately 3% compared to the prior year season-to-date period. The Company guided to the lower half of its Resort Reported EBITDA guidance range issued on March 10, 2025.

On May 6, 2025, a representative of Oasis Management met with members of the Company’s Investor Relations team. During the meeting, the representative from Oasis Management discussed the Company’s operations and assets.

On May 27, 2025, the Company announced that Mr. Katz, the Company’s then-Executive Chairperson and previously its CEO from 2006 to 2021, had been appointed by the Board to succeed Ms. Lynch as CEO, effective May 22, 2025. During Ms. Lynch’s three-and-a-half year tenure as CEO, the Company’s share price declined by approximately 58%, significantly underperforming the median of its Proxy Peers and the median of its Performance Peers3 and the Dow Jones U.S. Travel & Leisure Index. According to the Company’s 2025 proxy statement, Ms. Lynch’s employment was terminated without cause, entitling her to severance benefits of more than $7 million.

1 Source: FactSet.
2 Source: Mead Gruver, “Ski patrollers reach deal to end strike at Utah’s Park City Mountain Resort,“ Fox40, January 8,2025.

3 “Proxy Peers” refer to the companies referenced in Vail Resorts’ 2025 Proxy Statement and include Boyd Gaming, Choice Hotels, Churchill Downs,Hilton Grand Vacations, Hyatt Hotels, Marriott Vacations Worldwide, Norwegian Cruise Line Holdings, PENN Entertainment, Red Rock Resorts, Six Flags Entertainment,Travel + Leisure, United Parks & Resorts, Wyndham Hotels & Resorts and Wynn Resorts. “Performance Peers” refer to the companies referenced in Vail Resorts’ 2026 Investors’ Conference Presentation to compare free cash flow conversion and include Carnival, Hilton Worldwide Holdings, Hyatt Hotels, Marriott International, MGM Resorts, Norwegian Cruise Line Holdings, Royal Caribbean,Six Flags Entertainment, United Parks & Resorts, Wyndham Hotels & Resorts and Wynn Resorts.

6

On June 17, 2025, representatives of Oasis Management met with members of the Company’s management team to discuss the Company’s capital expenditures, forecasting and revenue model, pricing strategies and the guest experience, among other topics.

On July 7, 2025, representatives of Oasis Management met with Mr. Katz and other members of Vail Resorts’ management team at the Company’s headquarters to discuss pass sales, pricing strategies and the guest experience.

On July 18, 2025, a representative of Oasis Management met with Mr. Katz and other members of the Company’s management team to discuss, among other things, pass pricing, customer segmentation and operational efficiency. During the meeting, Oasis Management offered to introduce Vail Resorts to a leading AI consulting firm (the “AI Consulting Firm”) and to cover the cost of the proposal so that the Company could benefit from the AI Consulting Firm’s recommendations without incurring any incremental expense. Mr. Katz declined Oasis Management’s offer to pay for the AI Consulting Firm’s initial proposal but agreed to review such proposal.

On July 29, 2025, the AI Consulting Firm presented a proposal to the Company pursuant to which it would leverage its AI capabilities to optimize the Company’s Epic Pass and lift ticket pricing strategies and harmonize the Company’s structured and unstructured customer experience data, weather forecasts and other data into a unified operating model. To our knowledge, the Company did not engage the AI Consulting Firm.

On September 29, 2025, the Company reported its financial results for the fourth quarter and full year of fiscal 2025. Despite management initially guiding to approximately 5% Resort Reported EBITDA growth at the midpoint of its guidance range, Resort Reported EBITDA grew by approximately 2% compared to the prior year period. Pass product unit sales through September 19, 2025 for the 2025-2026 ski season decreased approximately 3%.

On October 6, 2025, representatives of Oasis Management met with Mr. Katz and other members of the Company’s management team to discuss the Company’s growth trajectory.

On November 5, 2025, Oasis Management attended an event at Vail Resorts headquarters hosted by Jefferies, an investment banking and capital markets firm. During the event, representatives of Vail Resorts discussed new initiatives, including a bigger push into social media marketing and shifts in lift ticket pricing with Epic Friend Tickets.

On December 16, 2025, representatives of Oasis Management met with members of the Company’s management team. During the meeting, the representatives from Oasis Management discussed the Company’s financial results for the first quarter of fiscal 2026.

On January 15, 2026, the Company reported metrics for the beginning of the ski season through January 4, 2026. Season-to-date total skier visits were down 20% compared to the prior year season-to-date period. The Company also reduced its Resort Reported EBITDA guidance to below the low end of the guidance range reaffirmed on December 10, 2025.

On March 9, 2026, the Company reported its financial results for the second quarter of fiscal 2026. Resort Reported EBITDA and net income attributable to Vail Resorts declined by approximately 8% and 14%, respectively, compared to the prior year period. The Company also reduced the midpoint of its Resort Reported EBITDA guidance by approximately 13%.

On March 17 and 18, 2026, a representative of Oasis Management attended Vail’s Investor Conference. At the conference, the representative of Oasis Management met with several members of the Company’s management team and shared his perspectives regarding the Company’s recently announced initiatives.

7

On April 23, 2026, the Company reported metrics for the beginning of the ski season through April 19, 2026. Season-to-date total skier visits were down approximately 15% compared to the prior year season-to-date period. Based on the season-to-date results, the Company guided to at or around the low end of its Resort Reported EBITDA guidance range issued on March 9, 2026. That day, the Company’s stock price closed down approximately 5%.

On June 8, 2026, the Company reported its financial results for the third quarter of fiscal 2026. Resort Reported EBITDA and net income attributable to Vail Resorts declined by approximately 9% and 19%, respectively, compared to the prior year period. The Company also reduced the midpoint of its Resort Reported EBITDA guidance for the second consecutive quarter by approximately 2%. The next day, the Company’s stock price closed down approximately 4%.

During the day on June 18, 2026, Semafor reported that the Company was working with “takeover-defense” advisors in preparation for potential activist involvement. After the market close, Semafor also reported a market rumor that Oasis Management was considering nominating directors to the Board. That day, the Company’s stock price increased by more than 11%, its best single-day performance in six years.4

On June 30, 2026, representatives of Oasis Management met with Mr. Katz and Angela Korch, the Company's Chief Financial Officer, to discuss pass sales and the Company’s marketing and social media strategy.

On July 14, 2026, the Company announced a multi-year “Epic Experience” initiative focused on enhancing the guest experience. That day, the Company’s stock price closed down approximately 3%.

On July 30, 2026, the Company announced that Bill Hornbuckle had been appointed to the Board, increasing the size of the Board to ten members.

On August 3, 2026, a representative of Oasis Management had dinner with Mr. Katz, where they discussed the Company’s strategy and Board composition.

On August 6, 2026, a representative of Oasis Management sent an email to Mr. Katz recommending that the Board consider appointing Robert Chapek, the former CEO of the Walt Disney Company, to the Board.

On August 13, 2026, Mr. Katz interviewed Mr. Chapek. No independent directors attended the meeting.

On August 14, 2026, Mr. Katz sent an email in response to a representative of Oasis Management asking Mr. Katz how the interview with Mr. Chapek went. Mr. Katz’s response, in its entirety, was: “Went well. He is a thoughtful guy.” Mr. Katz did not provide any other feedback regarding Mr. Chapek’s candidacy.

On August 25, 2026, a representative of Oasis Management sent an email to Mr. Katz recommending that the Board consider appointing two additional individuals with relevant experience.

On August 28, 2026 and August 30, 2026, Mr. Katz interviewed the two additional candidates Oasis Management had recommended. Again, Mr. Katz conducted those interviews alone, with no other member of the Board present. Subsequently, Oasis Management asked Mr. Katz how the interviews went, and Mr. Katz responded: “Nice meetings with both of them.” As with Mr. Chapek, Mr. Katz did not provide any other feedback regarding these two additional candidates.

On September 2, 2026, the Company announced that director Susan Decker had informed the Company that she will not stand for reelection at the Annual Meeting and that the Board had approved a reduction in the size of the Board to nine members, effective at the Annual Meeting. The Company further disclosed that the Nominating & Governance Committee of the Board was conducting a search for an additional independent director and expected to complete that process in early 2027, after the Annual Meeting.

4 Source: FactSet

8

On September 3, 2026, Mr. Katz spoke with a representative of Oasis Management to follow up on a previous email sent to a representative of Oasis Management stating that Ms. Decker will not stand for reelection at the Annual Meeting. In the subsequent conversation, Mr. Katz stated that he could share the names of Mr. Chapek and the two additional candidates Oasis Management had recommended with the Company’s search firm as part of the Board’s review of new director candidates to be appointed in 2027. Mr. Katz also made it clear that the Nominating & Governance Committee had not reviewed any of the candidates Oasis Management had recommended and was not considering nominating any of them for election at the Annual Meeting.

On September 10, 2026, Oasis Management delivered to the Company a notice of its intent to nominate each of the Oasis Nominees for election to the Board at the Annual Meeting (the “Nomination Notice”). The Nomination Notice contained detailed disclosures regarding each of Oasis Management’s nominees, their qualifications for the Board, their relationships with Oasis Management and other information.

On September 11, 2026, the Company issued a press release announcing that Oasis Management and an individual named Gregory Syvert Meyer had each delivered to the Company notices of their intent to nominate individuals for election to the Board at the Annual Meeting. That day, the Company’s stock price increased by approximately 5%, one of the largest one-day gains in 2026 to date.

On September 15, 2026, the Company’s outside counsel sent a letter to outside counsel for Oasis Management (the “Information Demand Letter”) requesting additional information from Oasis Management and an additional 44-page questionnaire from the Oasis Nominees. The Company’s outside counsel demanded that Oasis Management provide the additional information, and that the Oasis Nominees deliver completed questionnaires, within one week.

On September 16, 2026, Oasis Management filed a beneficial ownership report on Schedule 13D with the SEC disclosing beneficial ownership of approximately 6.2% of the Company’s outstanding Common Stock.

On September 17, 2026, Oasis Management submitted a books and records request to the Company, pursuant to Section 220 of the Delaware General Corporation Law.

On September 22, 2026, Oasis Management filed an amendment to its Schedule 13D disclosing a 7.4% ownership position in the Company. The same day, Oasis Management’s outside counsel sent a letter to the Company’s outside counsel responding to the Information Demand Letter.

On September 28, 2026, the Company reported its financial results for the fourth quarter and full year of fiscal 2026 and issued guidance for fiscal 2027. Despite management initially guiding to approximately 3% Resort Reported EBITDA growth at the midpoint of its guidance range, Resort Reported EBITDA and net income attributable to Vail Resorts declined by approximately 12% and 47%, respectively, compared to the prior year period. Pass product unit sales through September 18, 2026 for the 2026-2027 ski season decreased approximately 12% compared to the prior season-to-date period. Management’s fiscal 2027 Resort Reported EBITDA guidance midpoint was roughly equal to what the Company earned five years earlier, in fiscal 2022, and the midpoint of its Resort Reported EBITDA margin guidance was more than 600 basis points lower than what the Company delivered in fiscal 2022.

On September 29, 2026, Oasis Management filed an amendment to its Schedule 13D disclosing a 9.0% ownership position in the Company.

On October 13, 2026, Oasis Management filed this preliminary proxy statement with the SEC.

9

REASONS FOR THE SOLICITATION

As of the date of this Proxy Statement, Oasis Management beneficially owns 3,429,033 shares of Common Stock, representing approximately 9.6% of the Company’s outstanding Common Stock, making us one of the Company’s largest shareholders.5

Vail Resorts is one of the world’s leading hospitality companies, with an unrivaled network of 42 premier destination mountain resorts and regional ski areas.

Despite these advantages, the Company’s total shareholder returns have been negative over the last one, three and five years, significantly underperforming its self-selected peers and the relevant sector and market indices. Vail Resorts has also underperformed since Rob Katz was reappointed to the role of Chief Executive Officer in May 2025, and since the Company announced a 20% pass price reduction in March 2021 as part of its “Epic for Everyone” commitment.

Total Shareholder Return[6]	1-Year	3-Year	5-Year	During CEO’s Tenure[7]	Since 2021 20% Pass Price Cut[8]
Vail Resorts	(11%)	(39%)	(50%)	(5%)	(47%)
vs. Proxy Peers[9]	(26%)	(42%)	(46%)	(20%)	(53%)
vs. Performance Peers[10]	(29%)	(68%)	(64%)	(34%)	(73%)
vs. Dow Jones U.S. Travel & Leisure Index	(11%)	(72%)	(83%)	(5%)	(82%)
vs. S&P 500 Index	(36%)	(114%)	(139%)	(33%)	(152%)

This underperformance has eroded Vail Resorts’ valuation multiple and left the Company trading at a substantial discount to its peers and its own historical average. Prior to media reports of our engagement with the Company, Vail Resorts traded at an NTM EV/EBITDA multiple of 9.3x, a discount of approximately 22% to its Performance Peers, 52% to other prized assets11 listed on U.S. stock exchanges and 33% to its own 10-year average trading multiple.12

In our view, the Company’s problem is not its assets. Its destination resorts across the Rocky Mountains, Pacific Northwest, Lake Tahoe and Switzerland are irreplicable, its Australian resorts provide Northern hemisphere offseason revenue diversification and its regional ski areas in the Northeast, Mid-Atlantic and Midwest create a reliable “feeder” system for its larger mountain resorts.

Nor do we believe the weather is to blame for the Company’s poor performance. North American pass unit sales through mid-September—before the ski season begins—have declined in each of the last three

5 Source: Oasis Management Schedule 13D/A filed on September 29, 2026 and FactSet data as of September 30, 2026.

6 Source: FactSet and Bloomberg. Data as of June 17, 2026, the last trading day prior to media reports that Oasis Management was considering running a proxy contest at the Company. Peer data refers to median.

7 Id. Returns measured from May 21, 2025 to June 17, 2026.

8 Id. Returns measured from March 23, 2021 to June 17, 2026.

9 “Proxy Peers” refer to the companies referenced in Vail Resorts’ 2025 Proxy Statement and include Boyd Gaming, Choice Hotels, Churchill Downs, Hilton Grand Vacations, Hyatt Hotels, Marriott Vacations Worldwide, Norwegian Cruise Line Holdings, PENN Entertainment, Red Rock Resorts, Six Flags Entertainment, Travel + Leisure, United Parks & Resorts, Wyndham Hotels & Resorts and Wynn Resorts.

10 “Performance Peers” refer to the companies referenced in Vail Resorts’ 2026 Investors’ Conference Presentation to compare free cash flow conversion and include Carnival, Hilton Worldwide Holdings, Hyatt Hotels, Marriott International, MGM Resorts, Norwegian Cruise Line Holdings, Royal Caribbean, Six Flags Entertainment, United Parks & Resorts, Wyndham Hotels & Resorts and Wynn Resorts.

11 “Prized assets” include Atlanta Braves Holdings, Churchill Downs, Formula One Group, Madison Square Garden Entertainment, Madison Square Garden Sports, Manchester United, Sphere Entertainment and TKO Group Holdings.

12 Source: FactSet. Data as of June 17, 2026. Peer data refers to median.

10

years,13 indicating a persistent shrinking of the Company’s customer base. Over the last two seasons, Vail Resorts’ market share has declined.14 And in the 2024-2025 season, when North American skier visits rose 3%, visits to the Company’s North American resorts fell 3%.15

Rather than the assets or the weather, we believe the root causes of Vail Resorts’ persistent total shareholder return underperformance and erosion of its valuation multiple include:

1.	a stagnant, one-size-fits-all guest experience;

2.	deteriorating operational performance; and

3.	a Board that has failed to provide oversight and accountability.

We believe that Vail Resorts could be worth significantly more than its current stock price, that the status quo is untenable and that change is urgently needed to address the Company’s longstanding deficiencies and restore growth, profitability and credibility.

We are therefore soliciting your support to elect four highly qualified, independent nominees: Robert Chapek, Ashton Hudson, Bryce Roberts and Picabo Street. If elected, the Oasis Nominees would constitute a minority of the Board. They would bring the consumer, hospitality, skiing, capital allocation and technology expertise we believe is needed to unlock the value of Vail Resorts’ exceptional assets.

The Guest Experience Has Stagnated

Vail Resorts’ properties offer some of the best skiing terrain in the world, and with its scale and resources, the Company should be able to provide an unparalleled guest experience. Yet in our view, the Company’s guest experience has stagnated for years. In recent seasons, guests have contended with long lines,16 overcrowding,17 and escalating food prices,18 while labor disputes, including the ski patrol strike at Park City Mountain during the 2024-2025 holiday season,19 and strained relationships with mountain-town governments20 have damaged the Company’s standing with guests, employees and local communities alike.

13 Source: Company press releases reporting North American pass product unit sales through September 20, 2024 (down approximately 3%), September 19, 2025 (down approximately 3%) and September 18, 2026 (down approximately 12%).

14 Source: Company filings. Market share based on skier visits for the Company’s North American resorts divided by total skier visits for all ski areas in North America.

15 Id.

16 Source: Mead Gruver, “Rare ski patroller strike at largest resort in US causes long lines and closes terrain,” AP, January 7, 2025.

17 Source: “The Snowballing Problems at Vail Resorts,” The Journal Podcast, February 5, 2025.

18 Source: Sam Weintraub, “Vail Resorts Epic Experience: The Death of a 20-Year Strategy?,” PeakRankings, July 14, 2026.

19 Source: Allison Pohle, “Vail Resorts Has an Epic Problem,” The Wall Street Journal, January 17, 2025.

20 Source: Mark Reaman, “Local Officials Fire Shot Across Vail Bow Over Engagement with Community,” Crested Butte News, January 15, 2025.

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At the heart of the problem, in our view, is what is essentially a one-size-fits-all experience. We believe the Company insufficiently segments guests and what they pay and experience. Once on the mountain, there is insufficient opportunity for either budget-conscious guests or those seeking an elevated experience to customize their outing to meet their desires, leaving guests at both ends of the price spectrum underserved, in our view. We believe the uniformity of the experience Vail Resorts offers negatively impacts guest satisfaction and, ultimately, profitability.

Marketing has also fallen behind, in our view. Management has cited the need to “invest in modernizing” the Company’s e-commerce platform,21 and in September 2025, Mr. Katz conceded that the Company had “been slow to shift to new and emerging marketing channels".22 Yet the Company’s social media presence remains limited relative to its primary competitor, Alterra Mountain Company.23 This is a costly shortcoming, particularly as management attributes recent pass unit sales declines to fewer new passholders and weaker renewal among less tenured guests.24

Similarly, we believe the Company has failed to sufficiently modernize its technology, including its consumer-facing app and websites. There are severe limitations in those systems that, in our view, frustrate customers and leave the Company with lost potential revenue opportunities.

The consequences are visible not only in the Company’s financial results, but in its reputation: today, just one Vail Resorts property ranks among the top ten ski resorts in the Eastern or Western United States in SKI Magazine’s annual reader survey.25

The Company recently announced a multi-year “Epic Experience” initiative—its latest attempt to reverse these trends. We welcome any thoughtful effort to improve the guest experience, even a belated one. But the Board should have acted before the stock price was cut in half. Notably, the Company has disclosed no concrete financial targets or timelines against which shareholders—or the Board—can measure this new plan’s success. And, in all events, we believe shareholders cannot rely on largely the same Board that presided over the Company’s decline to fix these critical issues.

Operating Performance Has Deteriorated

Over the last decade, Vail Resorts has grown aggressively through acquisitions, spending more than $1.5 billion since the beginning of fiscal 2016,26 including its 2019 acquisition of Peak Resorts, which added 17 ski areas primarily in the Northeast, Mid-Atlantic and Midwest. The promise of an expanded platform is a more resilient, efficient and profitable business. The logic is sound: a larger network should spread fixed costs across more guests, deepen pass loyalty and smooth the effects of weather across regions. The Company’s financial performance, however, does not bear this out.

Since fiscal 2016, the Company has more than tripled the number of resorts in its portfolio, from 12 to 42 properties, and grown Resort net revenue by approximately 79%.27 Yet, Resort Reported EBITDA margins have declined for four consecutive years to their lowest level since fiscal 2014 (excluding the pandemic-impacted fiscal 2020), when the Company owned just ten properties.28 And management’s current guidance suggests

21 Source: Company filings (e.g., Company press release dated December 10, 2025).

22 Source: Company press release dated September 29, 2025.

23 Social media presence measured by latest posts and number of followers across YouTube and TikTok.

24 Source: Company filings.

25 Sources: Samantha Berman, “The Reader-Ranked Top 20 Resorts in the East for 2026,” SKI Magazine, October 29, 2025; Samantha Berman, “The Top 30 Resorts in the West for 2026, Ranked by Readers,” SKI Magazine, October 28, 2025.

26 Source: Company filings.

27 Id. Resort is the sum of the Company’s Mountain and Lodging segments.

28 Id.

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shareholders have little reason to expect any better; at the midpoint, it forecasts only approximately 54 basis points of Resort Reported EBITDA margin recovery in fiscal 2027.29

Scale has not improved profitability per guest, either. The Company’s effective ticket price has increased approximately 45% since fiscal 2016, yet Resort Reported EBITDA per skier visit has increased only approximately 8%.30 And rather than declining as the Company grew, Resort general and administrative expense has risen from approximately 13% to more than 15% of Resort net revenue, the opposite of what a larger network should deliver.31

And while scale and advance commitment products should make the Company’s results more predictable, the Company has fallen short of the midpoint of its initial Resort Reported EBITDA guidance in each of the last four years, by an average of approximately 10%.32 In our view, this reflects a problem of execution and oversight.

The Board Has Failed to Provide Oversight and Accountability

Despite the Company’s long-term underperformance—including during the tenure of each independent director33— the Board has, in our view, failed in its most fundamental responsibilities: selecting and overseeing the Company’s leadership and ensuring that the Board itself has the expertise the Company needs.

We believe the Board has mismanaged CEO succession multiple times in recent years. First, in 2021, the Board seemingly permitted Mr. Katz to identify and groom his own successor—Kirsten Lynch, the Chief Marketing Officer he had hired a decade earlier34—and allowed him to remain “actively engaged in key strategic projects and decisions35 as Executive Chairperson, without a clear delineation of responsibilities or a disclosed timeline for his retirement.

Next, the Board was too slow, in our view, to replace Ms. Lynch when it became apparent that she had lost the confidence of investors. Following two consecutive negative market reactions to third and fourth quarter fiscal 2023 earnings, Ms. Lynch lowered the midpoint of Resort Reported EBITDA guidance in March and June 2024 and, in April 2024, guided Resort Reported EBITDA to at or around the low end of the previously reduced guidance range. The guidance reduction in June 2024 triggered a 10% stock selloff, intensifying

29 Id.

30 Id.

31 Id.

32 Id.

33 Source: FactSet and Company filings. Data as of June 17, 2026. “Underperformance” is relative to the Dow Jones U.S. Travel & Leisure Index.

34 Source: Company press release dated August 10, 2021 (“After more than 15 years in role, one of my top priorities has been to identify and prepare a CEO for the next chapter in the Company’s growth…”).

35 Id.

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the losses that shareholders had incurred under her tenure.36 Yet, even after that series of executional missteps, the Board left Ms. Lynch in the CEO role for nearly another year, with the stock ultimately losing 58% of its value on her watch.37

Then, when the Board finally acted, it turned not to an outsider with fresh perspectives, but back to Mr. Katz, who had previously admitted that it was time for him to “step back.38 That the Board reappointed the former CEO—who by then had sold the overwhelming majority of his Vail Resorts stock39—is, in our view, a clear sign that the succession process was critically flawed, again. Today, Mr. Katz once again holds both the Chair and CEO roles, and the Board has disclosed no plan or timeline for identifying his successor.

The Board’s inadequate succession planning also extends to the Company’s most important commercial role. Since November 2021, when Ms. Lynch, the former Chief Marketing Officer, became CEO, the Company has cycled through three heads of marketing and revenue. Neither of the first two lasted more than two years, and the Company left the role vacant for approximately 14 months in total.40 The Company’s latest hire, in a newly created Chief Revenue Officer role, also seems less than fully committed to Vail Resorts: she continues to live in Canada, more than 1,000 miles from the Company’s headquarters.41

The Board has also been inattentive to its own composition, in our view. The average tenure of its current directors is nearly 11 years.42 In our view, the Board’s composition reflects the Company’s acquisition-driven past rather than the guest-focused future. Until August 2026, no current independent director had executive experience operating a hospitality or resort business.43

The Board added such experience only after our engagement and public reports of our involvement.

A Credible Alternative Path to Value Creation

We believe Vail Resorts’ assets can drive stronger results and command a higher valuation under a reconstituted Board. Oasis has identified concrete initiatives that, in our view, the Company has been slow or unwilling to pursue, including new pass and ticket products that raise the ceiling and lower the floor on price and access, better food and beverage at every price point, modernized marketing, improved technology, year-round use of the Company’s mountains and an enhanced loyalty program.

Management’s latest guidance calls for fiscal 2027 Resort Reported EBITDA that, at the midpoint of the guidance range, is roughly equal to what the Company earned five years ago, at a margin more than 600 basis points lower than in fiscal 2022. We think Vail Resorts can do better; we see a credible path to meaningful margin expansion and a valuation re-rating, but only under a reconstituted Board with the skills, urgency and accountability needed to deliver it.

We have sought to engage constructively with the Company, including by making numerous recommendations and introducing director candidates who we believe would contribute effectively to the Board. Unfortunately, the Company has largely ignored our recommendations, declined to appoint any of our candidates and appears no closer to addressing its longstanding guest experience issues.

36 Source: FactSet and Company filings. The Company’s stock price declined approximately 7% and 8% on the day following third and fourth quarter fiscal 2023 earnings, respectively. The 10% stock price decline on the day following third quarter fiscal 2024 earnings was the largest since March 11, 2020, when the stock price declined 13%.

37 Source: FactSet. Stock price change measured from October 29, 2021, the last trading day prior to Ms. Lynch’s CEO tenure, to May 21, 2025, the last trading day of her CEO tenure.

38 Source: Company press release dated August 10, 2021.

39 Source: FactSet. Data reflects open market sales, net of open market purchases, from January 1, 2017 to September 30, 2026.

40 Source: Company filings and press releases. Chief Marketing Officer tenures: Ryan Bennett, November 2021 to October 2023; Courtney Goldstein, April 2024 to May 2025. Celeste Burgoyne was appointed Chief Revenue Officer effective January 26, 2026.

41 Source: Company press release dated November 21, 2025.

42 Source: Company filings. Data as of October 8, 2026.

43 Id.

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The Oasis Nominees Are Well Positioned to Drive Change

We believe Vail Resorts requires new directors who will insist on a better guest experience, modern marketing, improved execution and greater accountability to shareholders. To that end, Oasis Management has nominated the following candidates for election to the Board:

  Robert Chapek is the former CEO of The Walt Disney Company and former Chairman of Disney’s Parks, Experiences and Products segment, where he oversaw more than $20 billion of investment in parks, hotels and cruise ships, including Shanghai Disneyland and Star Wars: Galaxy’s Edge. We believe his experience would be invaluable in enhancing Vail Resorts’ guest experience, product innovation and pricing strategy.

  M. Ashton Hudson is a Partner at Value Acquisition Fund and Founder and Chairman of Riverwood Asset Management. A seasoned public and private company director and former corporate attorney with direct experience in succession planning, corporate governance and executive compensation, he would strengthen the Board’s oversight of management’s execution and succession planning.

  Bryce Roberts co-founded O’Reilly AlphaTech Ventures, one of the first institutional seed funds and an early backer of many breakout companies, including Fastly and Figma. A longtime Park City resident and avid skier who began his career as a co-founder of Igneous Skis, he would help modernize Vail Resorts’ marketing and digital presence and accelerate the implementation of overdue technology initiatives.

  Picabo Street is one of the most accomplished alpine ski racers of all time, a three-time U.S. Olympian and the 1998 Olympic super G gold medalist, who remains closely involved with the sport as a spokesperson for NASTAR and a Ski Ambassador for Park City. We believe she would help restore Vail Resorts’ trust and credibility among skiers, employees and mountain communities.

Each of the Oasis Nominees is independent from both Vail Resorts and Oasis Management and is committed to working constructively with the incumbent directors to oversee management, improve the Company’s performance and create long-term value for all shareholders.

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PROPOSAL 1 – ELECTION OF DIRECTORS

According to the Company's filings with the SEC, the Board currently consists of ten directors, each of whom is elected annually, including Ms. Susan Decker, who has notified the Board of her decision not to stand for reelection at the Annual Meeting. Accordingly, we expect that nine directors are to be elected to the Board at the Annual Meeting, each to serve until the Company's 2027 annual meeting of stockholders and until his or her successor is duly elected and qualified.

We seek your support in electing the Oasis Nominees because we believe that a reconstituted Board, bringing fresh perspective and relevant operating experience, would be well positioned to work with management to sharpen the Company's focus on guest experience, pricing strategy, marketing effectiveness and the fuller utilization of its hospitality assets, and to deepen the Company's connection to the guests and communities it serves.

Oasis is opposing the election of the Opposed Company Nominees because [●].

If we are successful in our proxy solicitation, the Board will be comprised of the four Oasis Nominees—Robert Chapek, M. Ashton Hudson, Bryce Roberts and Picabo Street—and the five Unopposed Company Nominees. If elected, the Oasis Nominees will represent a minority of the members of the Board and, accordingly, there can be no assurance that they will be able to implement the changes that they believe are necessary. There is no assurance that any of the Company's nominees will serve as directors if any or all of the Oasis Nominees are elected. The names, backgrounds and qualifications of the Company's nominees, and other information about them, can be found in the Company's proxy statement.

Because the election of directors at the Annual Meeting is contested, the enclosed BLUE proxy card lists all thirteen candidates: the four Oasis Nominees and the Company's nine nominees. Stockholders may vote for up to nine director nominees in total. If a stockholder votes for more than nine director nominees, all of that stockholder's votes on the election of directors will be invalid and will not be counted.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting because the election of directors is contested. This means that the nine nominees receiving the greatest number of votes cast "FOR" their election will be elected. Because directors are elected by a plurality of the votes cast, a stockholder who wishes to oppose the election of a nominee should “withhold” authority to vote for that nominee.

Stockholders should vote "FOR" each of the Oasis Nominees and "WITHHOLD" on the Opposed Company Nominees.

The Oasis Nominees

The following information sets forth the name, age, business address, principal occupation and employment for the past five years of each of the Oasis Nominees. Each of the Oasis Nominees is a citizen of the United States.

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Robert Chapek Age 67 PRINCIPAL OCCUPATION Former CEO, The Walt Disney Company; Board and consulting adviser BUSINESS ADDRESS 1243 Ocean Drive, Summerland Key, FL 33042

Robert Chapek served as Chief Executive Officer of The Walt Disney Company (NYSE: DIS) ("Disney"), a diversified worldwide entertainment company, from 2020 to 2022, and as a member of Disney's board of directors from 2020 to 2022. During his nearly 30-year career at Disney, Mr. Chapek served as Chairman of Disney Parks, Experiences and Products from 2018 to 2020, overseeing Disney's global theme parks and resorts, cruise line, signature vacation experiences and consumer products businesses; as Chairman of Walt Disney Parks and Resorts from 2015 to 2018, during which time he oversaw the opening of Shanghai Disney Resort and a multi-billion dollar capital investment program across Disney's global parks and resorts portfolio; as President of Disney Consumer Products from 2011 to 2015; as President of Distribution for The Walt Disney Studios from 2009 to 2011; and in roles of increasing seniority with Buena Vista Home Entertainment beginning in 1993, including as its President. Prior to joining Disney, Mr. Chapek held brand management positions at the H.J. Heinz Company and advertising positions at J. Walter Thompson.

Since 2023, Mr. Chapek has provided board and consulting and advisory services through Sovereign Coast LLC, a Florida-based consultancy, to companies in industries including location-based entertainment (both domestically and internationally), media technology, artificial intelligence, private equity real estate, medical technology and health insurance. Mr. Chapek served as a member of the board of directors of Masimo Corporation (Nasdaq: MASI), a medical technology company, from 2024 to 2025. Since 2025, Mr. Chapek has served as a member of the board of directors of Coresee, a privately held media technology company developed by Like Minded Labs that provides virtual collaboration, meeting and communication solutions for the media and entertainment, healthcare, education and other industries, and since 2024, he has served as a Senior Advisor to SCAN Group, a not-for-profit organization that operates SCAN Health Plan, one of the largest not-for-profit Medicare Advantage plans in the United States, where he advises SCAN's leadership on member engagement and customer experience. He has also served on the Topgolf Advisory Board since 2026. Mr. Chapek served as a member of the board of directors of Make-A-Wish Foundation of America, a nonprofit organization that grants wishes to children with critical illnesses, from 2018 until 2022. Mr. Chapek received a Bachelor of Science in Microbiology from Indiana University in 1981 and a Master of Business Administration from Michigan State University in 1984.

Qualifications

Oasis believes that Mr. Chapek's qualifications to serve as a director of the Company include his experience leading one of the world's largest consumer entertainment and destination-resort businesses as Chief Executive Officer of Disney and his nearly seven years of senior operating leadership over global theme parks, destination resorts, hospitality and vacation-experience businesses, including responsibility for large-scale capital investment programs and new-destination development.

17

M. Ashton Hudson Age 54 PRINCIPAL OCCUPATION Partner, Value Acquisition Fund; Founder and Chairman, Riverwood Asset Management BUSINESS ADDRESS 241 Atlantic Blvd., Suite 201, Neptune Beach, FL 32266

Since 2010, M. Ashton Hudson has served as a Partner of Value Acquisition Fund, an acquisition, development and asset management firm focused on the deployment of long-duration capital into operating businesses and real assets, where his responsibilities include investment sourcing and underwriting, transaction structuring and negotiation, and capital allocation across the firm's strategies. Since 2018, Mr. Hudson has also served as the Founder and Chairman of Riverwood Asset Management, a family office that invests across public equities, private investments and real assets. From 2002 to 2018, Mr. Hudson was the owner and Executive Chairman of Turner Pest Control, a Jacksonville, Florida-based residential and commercial pest control company, which grew from approximately $1.5 million to more than $25 million in annual revenue during his ownership before its sale in 2018 to Anticimex, a global pest control company backed by EQT Partners. Earlier in his career, Mr. Hudson practiced law at Parker, Hudson, Rainer & Dobbs LLP, where he focused on corporate finance, mergers and acquisitions, general corporate law and securities law.

Since September 2026, Mr. Hudson has served as an independent director of Live Oak Acquisition Corp. VI (Nasdaq: LOVI), a special purpose acquisition company, where he serves on the Audit and Compensation Committees. Mr. Hudson previously served as an independent director of Live Oak Acquisition Corp. V (NYSE: LOKV), a special purpose acquisition company, from 2025 until the completion of its business combination with Teamshares, Inc. (NYSE: TMS) in 2026; as an independent director of Live Oak Crestview Climate Acquisition Corp. (NYSE: LOCC), a special purpose acquisition company, from 2021 to 2023; and as an independent director of Forestar Group Inc. (NYSE: FOR), a residential lot development company, from 2016 to 2019, where he served concurrently on the Audit, Compensation and Corporate Governance Committees during the period that culminated in the company's sale of a majority interest to D.R. Horton, Inc. Since 2020, Mr. Hudson has served as an independent director of real asset investment funds managed by Bessemer Trust, and since 2019 he has served as a member of the North Florida board of directors of Fifth Third Bank, a subsidiary of Fifth Third Bancorp (Nasdaq: FITB). From 2006 to 2013, Mr. Hudson served on the board of JEA (Jacksonville Electric Authority), one of the largest municipally owned electric, water and sewer utilities in the United States, including a two-year term as Chairman of the Board, and previously chaired its Audit Committee and Finance Committee. Mr. Hudson received a Bachelor of Science in Business and Accounting, cum laude, from Wake Forest University in 1994 and a Juris Doctor, magna cum laude, from Wake Forest University School of Law in 1997, where he served as an Articles Editor of the Wake Forest Law Review and was a Cooke Foundation Scholar.

Qualifications

Oasis believes that Mr. Hudson's qualifications to serve as a director of the Company include his more than two decades of experience as an investor in and operator of businesses and real assets, including scaling and selling a consumer services business with a recurring-revenue model, as well as his public company board experience, including his concurrent service on the audit, compensation and governance committees of an NYSE-listed company through a strategic transformation and sale process.

18

Bryce Roberts

Age 52

PRINCIPAL OCCUPATION

Founder and Managing Director, INDIE Enterprises; Co-Founder and Managing Director, O’Reilly AlphaTech Ventures

BUSINESS ADDRESS

1958 E. Claremont Way,
Salt Lake City, UT 84108

Bryce Roberts is the Founder and Managing Director of INDIE Enterprises ("INDIE"), a Salt Lake City, Utah-based investment firm that he founded in 2022 and that provides early-stage capital to founder-controlled, revenue-generating technology and consumer businesses. Since 2005, Mr. Roberts has also served as a Co-Founder and Managing Director of O'Reilly AlphaTech Ventures ("OATV"), an early-stage venture capital firm. From 2004 to 2006, Mr. Roberts was a Co-Founder of the Open Source Business Conference, an industry conference focused on the commercialization of open source software. Earlier in his career, Mr. Roberts served as an Associate at Wasatch Venture Fund, a Salt Lake City-based venture capital firm, from 2001 to 2004, and as a Product Manager at FlipDog.com, an online employment marketplace, from 2000 to 2001. He began his career as the Co-Founder of the bespoke ski brand, Igneous Skis. Mr. Roberts previously served as a director of, or board observer for, numerous privately held portfolio companies of INDIE and OATV, including Bitly, Nice Healthcare, FitnessKeeper and 3D Robotics. Mr. Roberts received a Bachelor of Arts in Philosophy from Brigham Young University in 1999.

Qualifications

Oasis believes that Mr. Roberts's qualifications to serve as a director of the Company include his more than 25 years of experience as a venture capital investor and company builder, including his experience evaluating, structuring and overseeing investments in consumer-facing businesses, including businesses with recurring-revenue and subscription-based models relevant to the Company's advance-commitment pass business.

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Picabo Street

Age 55

PRINCIPAL OCCUPATION

Retired Olympic athlete;

Co-Founder, Picabo Street Academy; Broadcaster, entrepreneur and public speaker

BUSINESS ADDRESS

1762 Prospector Ave,
Park City, UT 84060

Picabo Street is a retired professional alpine ski racer, an entrepreneur and a public speaker. Ms. Street competed as a member of the U.S. Ski Team from 1989 until her retirement following the 2002 Olympic Winter Games in Salt Lake City, Utah. She won the Olympic gold medal in the super-G at the 1998 Olympic Winter Games in Nagano, Japan and the Olympic silver medal in the downhill at the 1994 Olympic Winter Games in Lillehammer, Norway; won the FIS Alpine Ski World Cup season title in the downhill in both 1995 and 1996, becoming the first American to win a World Cup downhill season title; won the gold medal in the downhill and the bronze medal in the super-G at the 1996 FIS Alpine World Ski Championships in Sierra Nevada, Spain; and recorded nine World Cup downhill victories during her career. Ms. Street was inducted into the U.S. National Ski Hall of Fame in 2004.

Since 2016, Ms. Street has served as co-founder of Picabo Street Academy, a private, accredited school located in Park City, Utah that provides individualized academic programs for student-athletes and other students whose training and competition schedules require a flexible learning environment.

Ms. Street is also the founder of Picabo's Street of Dreams Foundation, a nonprofit organization that supports youth participation in winter sports and provides educational and athletic opportunities to young people. Ms. Street has served as an alpine skiing analyst and commentator for national television broadcasts of the Olympic Winter Games and other alpine skiing events, including for NBC Sports and Fox Sports, and is a nationally recognized motivational and keynote speaker on resilience, performance and leadership. She has also served as a brand ambassador and spokesperson for a number of consumer, apparel and outdoor-industry companies. Ms. Street is the co-author, with Dana White, of the autobiography "Picabo: Nothing to Hide" (2001) and is the subject of the 2021 documentary film "Picabo." Ms. Street attended Rowland Hall in Salt Lake City, Utah, where she trained with the Rowmark Ski Academy.

Qualifications

Oasis believes that Ms. Street's qualifications to serve as a director of the Company include her more than three decades of experience in the alpine skiing and mountain-resort industry as a world-champion athlete, broadcaster, entrepreneur and brand ambassador, which gives her a deep understanding of the guest experience, the competitive-skiing and youth-development ecosystems and the resort communities that are central to the Company's business.

WE STRONGLY URGE YOU TO VOTE "FOR" EACH OF THE OASIS NOMINEES AND "WITHHOLD" ON EACH OF THE OPPOSED COMPANY NOMINEES USING THE BLUE PROXY CARD.
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PROPOSAL 2 – RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR

We expect the Company’s proxy statement to ask stockholders to vote on the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2027. We expect the Company’s proxy statement to say that the Audit Committee of the Board has the responsibility to select the Company’s independent registered public accounting firm, and so, if the selection is not ratified, the Audit Committee of the Board will consider whether it is appropriate to select another registered public accounting firm. We expect that even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during fiscal year 2027 if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

We expect that this proposal will require the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

WE RECOMMEND A VOTE “FOR” PROPOSAL 2 USING THE BLUE PROXY CARD.
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 PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We expect the Company’s proxy statement to ask stockholders to vote on an advisory, non-binding proposal to approve the compensation awarded to the Company's named executive officers.

We believe Vail Resorts’ executive compensation practices have failed to adequately align management incentives with the creation of long-term stockholder value. While an overwhelming majority of large companies have embraced performance-based restricted stock units to incentivize executives and align their interests with stockholders,44 Vail Resorts continues to rely on an equal-weighted mix of time-based restricted stock and stock appreciation rights. Neither of these awards requires the Company to outperform a peer group or index; in fact, they do not carry explicit performance-based vesting criteria of any kind.

In our view, a CEO should not be rewarded with equity incentive compensation merely for remaining employed or having the stock price increase in line with the market. Instead, we believe equity incentive awards should be conditioned on relative total stockholder return and operating outperformance versus a defined peer set (or another benchmark) over a long period.

Leading proxy advisory firms seemingly agree. Glass, Lewis & Co. (“Glass Lewis”) has stated that “there are certain elements that are common to most well-structured LTI plans”45 which include “at least one relative performance metric that compares the company’s performance to a relevant peer group or index.”46 Institutional Shareholder Services (“ISS”) similarly identifies, as a principle of a pay-for-superior-performance framework, the establishment of “performance targets for each plan financial metric relative to the performance of the company’s peer companies.”47

Given the several years of poor stockholder returns over which the Board has presided, the need for genuine pay-for-performance has never been more urgent, in our view. We believe the Company’s compensation program should reward superior long-term stockholder returns and incentivize exceptional operating performance relative to appropriate benchmarks. Unfortunately, the Company’s compensation program, as currently structured, does not do so.

Accordingly, we intend to vote “AGAINST” this proposal and encourage other stockholders to do the same.

Vote Required

We expect that this proposal will require the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

WE RECOMMEND A VOTE “AGAINST” PROPOSAL 3 USING THE BLUE PROXY CARD.

44 Source: Steve Randall, “S&P 500 CEO pay hits $17.5M as equity awards reshape executive compensation,” Wealth Professional, September 28, 2026.

45 Source: Glass Lewis 2026 Benchmark Policy Guidelines.

46 Id.

47 Source: ISS U.S. Proxy Voting Guidelines, published on December 9, 2025.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date, [●], 2026, will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date, or acquire them without voting rights after the Record Date, may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares after the Record Date. Based on publicly available information, Oasis believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

We expect that the holders of a majority of the Common Stock issued and outstanding and entitled to vote, present virtually or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions, votes withheld, and broker non-votes, if any, will be counted as present for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Election of Directors. As described above under "Proposal 1 – Election of Directors – Vote Required," directors will be elected by a plurality of the votes cast, meaning that the nine nominees receiving the greatest number of votes cast "FOR" their election will be elected. A share that is not voted "FOR" a particular nominee (whether withheld or otherwise) is not counted as a vote for or against that nominee and is not included in that nominee's total.

Ratification of Independent Registered Public Accounting Firm. We expect that this proposal will require the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

Advisory Vote on Executive Compensation. We expect that this proposal will require the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the Annual Meeting. We expect that abstentions and broker non-votes, if any, will not be treated as voting on this proposal and will have no effect on the outcome of this proposal.

How does the universal proxy card work, and how many nominees may I vote for?

Because the election of directors at the Annual Meeting is contested, the enclosed BLUE universal proxy card includes the names of all thirteen director candidates: our four Oasis Nominees and the Company's nine nominees. You may vote for up to nine director nominees. If you vote for more than nine director nominees, your votes on the election of directors will be invalid and will not be counted. If you vote for fewer than nine director nominees, your shares will be voted only for the nominees you have marked. If you sign and return the BLUE proxy card without marking any instructions on Proposal 1, your shares will be voted "FOR" each of the Oasis Nominees and "WITHHOLD" on each of the Opposed Company Nominees.

What are “broker non-votes” and what effect do they have on the proposals?

Generally, a "broker non-vote" occurs when a broker, bank or other nominee holding shares in “street name” for a beneficial owner returns a proxy but does not vote on a particular proposal because it does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Under the rules and interpretations of the New York Stock Exchange, a broker, bank or other nominee that has not received voting instructions from its customer may not exercise discretionary voting authority on "non-routine"

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matters, which include the election of directors and the advisory vote on executive compensation. Because the Annual Meeting is contested, if a stockholder receives proxy materials from or on behalf of both Oasis and the Company, then brokers, banks or other nominees holding shares in such stockholder’s account will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. As a result, there would be no broker non-votes by such brokers. In such case, if you do not submit any voting instructions to your broker, then your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists. However, if you receive proxy materials only from the Company or Oasis, then brokers will be entitled to vote your shares on “routine” matters without instructions from you. We expect that the only proposal that would be considered “routine” in such event is Proposal 2 (ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm). A broker will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you.

How do I vote my shares?

Stockholders of record may vote by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided, or by following the instructions on the BLUE proxy card to vote via the Internet or by telephone. Stockholders whose shares are held in street name should follow the voting instructions provided by their broker, bank or other nominee. Stockholders may also vote electronically at the virtual Annual Meeting by following the instructions in the Company's proxy statement; however, because the Annual Meeting will be held virtually, stockholders who hold their shares in street name may need to obtain a legal proxy from their broker, bank or other nominee in order to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by signing, dating and returning the enclosed BLUE proxy card or by voting via the Internet or by telephone.

Shares of Common Stock represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted "FOR" the election of each of the Oasis Nominees, "WITHHOLD" on the election of each of the Opposed Company Nominees, "FOR" on the ratification of the selection of PricewaterhouseCoopers LLP, "AGAINST" on the advisory vote on executive compensation, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

Can I change my vote or revoke my proxy after I have returned a proxy card?

A stockholder may change its proxy instructions or revoke its proxy prior to the Annual Meeting. Proxies may be revoked by:

•	Returning a later-dated proxy, either by voting via phone or Internet by following the instructions on the enclosed BLUE proxy card, or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided;
•	Attending the Annual Meeting and voting electronically; or
•	Delivering a written revocation or a later-dated proxy for the Annual Meeting to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

IF YOU HAVE ALREADY VOTED FOR THE COMPANY’S DIRECTOR NOMINEES USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Innisfree M&A Incorporated, 500 Fifth Avenue, 21st Floor, New York, NY 10110, so that we will be aware of all revocations.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree.

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Who is making this solicitation and who is paying for it?

The solicitation of proxies pursuant to this Proxy Statement is being made by Oasis and the Oasis Nominees. Proxies may be solicited by mail, courier services, Internet advertising, e-mail, social media, telephone, facsimile and/or in person. Oasis has retained Innisfree for solicitation and advisory services in connection with this solicitation, for which Innisfree will receive a fee not to exceed $[●], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Innisfree will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Oasis has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Oasis will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Innisfree will employ approximately [●] persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by the Oasis Fund and Oasis Management. Costs of this solicitation of proxies are currently estimated to be approximately $[●] (including, but not limited to, fees for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation). Oasis estimates that through the date hereof its expenses in connection with this solicitation are approximately $[●]. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. Oasis may seek reimbursement from the Company of all expenses it incurs in connection with this solicitation if any of the Oasis Nominees are elected. In the event that Oasis decides to seek reimbursement of its expenses, Oasis does not intend to submit the matter to a vote of the Company’s stockholders. The Board would be required to evaluate the requested reimbursement consistent with its fiduciary duties to the Company and its stockholders.

Will any other matters be voted on at the Annual Meeting?

Oasis is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Oasis is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

Why did my household receive only one copy of these proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of this Proxy Statement, either now or in the future, please contact your bank, broker or other nominee record holder, or Innisfree at the address and telephone numbers set forth on the back cover of this Proxy Statement.

Where can I find additional information concerning the Company?

Oasis has omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company's proxy statement relating to the Annual Meeting based on reliance on Rule 14a-5(c) promulgated under the Securities Exchange Act of 1934, as amended. This disclosure includes, among other things, current biographical information on the Company's directors and nominees, information concerning executive compensation, information concerning the Company's procedures for nominating directors and the independence of its directors, information concerning the Company's Audit, Compensation and Nominating and Governance Committees, the beneficial ownership of the Company's securities by certain beneficial owners, directors and management, information concerning the Company's independent registered public accounting firm, the date by which stockholder proposals and director nominations must be received by the Company in order to be considered at, or included in the Company's proxy materials for, the Company's 2027 annual meeting of stockholders, and other important information. Stockholders should refer to the Company's proxy statement in order to review this disclosure. If the Company does not distribute the Company’s proxy statement to stockholders at least ten days prior to the Annual Meeting, we will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. We take no responsibility for the accuracy or completeness of information contained in or excerpted from the Company’s proxy statement.

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Cautionary statement regarding forward-looking statements

This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," "may," "will" and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this Proxy Statement that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Certain factors could cause actual results and performance to differ materially from the forward-looking statements, including without limitation those factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2026 and its subsequent filings with the SEC. Oasis assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Oasis has not sought or obtained the consent of any third party to the use of previously published information in this Proxy Statement, and any such information should not be viewed as indicating the support of such third party for the views expressed herein.

CONCLUSION

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today, or by voting via the Internet or by telephone by following the instructions on the BLUE proxy card. Please vote "FOR" each of the Oasis Nominees and "WITHHOLD" on each of the Opposed Company Nominees.

Thank you for your support,

[●], 2026

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ANNEX I – INFORMATION ON THE PARTICIPANTS

This proxy solicitation is being made by the Oasis Fund, Oasis Management, Mr. Fischer and each of the Oasis Nominees (collectively, the “Participants”).

The principal business of (i) the Oasis Fund is to serve as a private investment vehicle; (ii) Oasis Management is to serve as investment manager to a variety of private investment funds, including the Oasis Fund; and (iii) Mr. Fischer is to supervise and conduct all investment activities of Oasis Management, including all investment decisions with respect to the assets of the Oasis Fund. The principal business address of each of the Oasis Fund and Oasis Management is 4th Floor Anderson Square, 64 Shedden Road, P.O. Box 10324, Grand Cayman, Cayman Islands KY1-1103. The principal business address of Mr. Fischer is c/o Oasis Management (Hong Kong), 25/F, LHT Tower, 31 Queen's Road Central, Central, Hong Kong.

Information regarding the Oasis Nominees, including their principal occupations, is set forth under "Proposal 1 – Election of Directors – The Oasis Nominees" above. The principal business address of (i) Mr. Chapek is 1243 Ocean Drive, Summerland Key, FL 33042; (ii) Mr. Hudson is 241 Atlantic Blvd., Suite 201, Neptune Beach, FL 32266; (iii) Mr. Roberts is 1958 E. Claremont Way, Salt Lake City, UT 84108; and (iv) Ms. Street is 1762 Prospector Ave, Park City, UT 84060.

The Participants may be deemed to beneficially own, in the aggregate, 3,431,293 shares of Common Stock, representing approximately 9.6% of the outstanding shares of Common Stock. The Oasis Fund directly holds, and may be deemed to beneficially own, 3,429,033 shares of Common Stock (including 1,000 shares of Common Stock held in record name). Oasis Management, as the investment manager of the Oasis Fund, and Mr. Fischer, by virtue of his supervision and conduct of all investment activities of Oasis Management, may each be deemed to beneficially own the 3,429,033 shares of Common Stock beneficially owned by the Oasis Fund. Mr. Hudson directly owns 2,260 shares of Common Stock, as to which he has sole voting and dispositive power. None of Mr. Chapek, Mr. Roberts or Ms. Street beneficially owns any shares of Common Stock. Each Participant disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Participants.

The shares of Common Stock held by the Oasis Fund are held in commingled margin accounts, which may extend margin credit from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts. The margin accounts bear interest at a rate based upon the broker's call rate from time to time in effect. Because other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock held by the Oasis Fund.

The Oasis Fund has entered into notional principal amount derivative agreements in the form of cash-settled swaps (the "Cash-Settled Swaps") that provide notional economic exposure to an additional 377,714 shares of Common Stock (representing economic exposure comparable to approximately 1.1% of the outstanding shares of Common Stock). The Cash-Settled Swaps provide the Oasis Fund with economic results that are comparable to the economic results of ownership of shares of Common Stock but do not provide the Oasis Fund with the power to vote or direct the voting or dispose of or direct the disposition of the shares of Common Stock referenced in the Cash-Settled Swaps. The counterparties to the Cash-Settled Swaps are unaffiliated third-party financial institutions. The Participants disclaim beneficial ownership of the shares of Common Stock referenced in the Cash-Settled Swaps.

For information regarding purchases and sales of securities of the Company during the past two years by the Participants, see "Transactions in Securities of the Company During the Past Two Years" below in this Annex I.

Each of Messrs. Hudson and Roberts and Ms. Street has entered into a Nomination Agreement with the Oasis Fund, pursuant to which the Oasis Fund has agreed to pay the costs of soliciting proxies in

27

connection with the Annual Meeting, to reimburse such Oasis Nominee for documented and reasonable out-of-pocket expenses incurred in connection with the solicitation that are approved in advance by the Oasis Fund, and to defend and indemnify such Oasis Nominee against, and with respect to, any losses that may be incurred by such Oasis Nominee in the event that he or she becomes a party to litigation based on his or her nomination as a candidate for election to the Board and the solicitation of proxies in support of his or her election. Pursuant to the Nomination Agreements, each of Messrs. Hudson and Roberts and Ms. Street received a one-time fee of $50,000 following the submission of the Nomination Notice and will receive an additional one-time fee of $50,000 upon the filing with the SEC of this preliminary Proxy Statement, and each such Oasis Nominee has agreed to invest an amount equal to the estimated after-tax proceeds of such fees in shares of Common Stock within five calendar days of receipt thereof (or such longer period as may be required to comply with applicable legal or regulatory requirements). The Nomination Agreements of Mr. Hudson and Ms. Street additionally provide for the advancement of defense expenses in connection with indemnifiable claims, a covenant by the Oasis Fund not to disparage the applicable Oasis Nominee during the term of the agreement and, if the Oasis Fund elects not to include the applicable Oasis Nominee on its slate after he or she has been publicly named as a nominee, his or her retention of any fees previously paid or then payable to him or her.

Mr. Chapek has entered into a letter agreement (the “Chapek Agreement”) with Oasis Management. Pursuant to the Chapek Agreement, Mr. Chapek has agreed, among other things, to stand for election as an independent director of the Company at a stockholder meeting selected by Oasis Management in its sole discretion and to provide consulting services to Oasis Management with respect to actions the Board should take to improve the Company's corporate governance, operations and strategy, including evaluating strategic opportunities. As compensation for his services and for his time and effort in connection with the solicitation, Oasis Management has agreed to pay Mr. Chapek $100,000 per month, pro rated for partial periods, from July 28, 2026 through the term of the Chapek Agreement, and has agreed to provide Mr. Chapek with a $500,000 forgivable loan to purchase shares of Common Stock in the event he becomes a director of the Company. Oasis Management has also agreed to reimburse Mr. Chapek for reasonable, pre-approved out-of-pocket expenses incurred in connection with his candidacy and to indemnify him against claims, losses and expenses arising out of or in connection with the Chapek Agreement and the matters contemplated thereby, subject to customary exceptions. During the term of the Chapek Agreement, Mr. Chapek has agreed not to acquire, or agree to acquire, any voting securities of the Company.

If elected as a director of the Company, each of the Oasis Nominees will be entitled to such compensation from the Company as is consistent with the Company's practices for services of non-employee directors, and each Oasis Nominee would be subject to the fiduciary duties applicable to directors of a Delaware corporation. Each Oasis Nominee has an interest in the election of directors at the Annual Meeting by virtue of his or her nomination, the arrangements described above and his or her ownership of shares of Common Stock, if any.

Oasis believes that each of the Oasis Nominees is independent under the Company's Corporate Governance Guidelines, as amended through September 25, 2024, Section 303A.02 of the New York Stock Exchange Listed Company Manual and paragraph (a)(1) of Item 407 of Regulation S-K promulgated under the Securities Act of 1933, as amended ("Regulation S-K").

Except as set forth in this Proxy Statement (including Annex I hereto), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect

28

to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Oasis Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K occurred during the past ten years.

Transactions in Securities of the Company During the Past Two Years

The following tables set forth all transactions in securities of the Company effected by the Participants during the past two years. Except as otherwise noted, each transaction was an open market purchase or sale of shares of Common Stock.

Oasis Investments II Master Fund Ltd.*

Date of Transaction	Amount of Securities Purchased/(Sold)
04/02/2025	126,960
04/07/2025	36,000
04/08/2025	40,000
04/09/2025	13,721
04/10/2025	72,000
04/24/2025	22,866
05/08/2025	50,000
05/09/2025	69,000
05/20/2025	50,000
05/27/2025	10,390
05/28/2025	350,000
05/29/2025	100,000
09/30/2025	76,797
10/17/2025	47,700
12/19/2025	535,800
12/30/2025	250,000
03/09/2026	2,118
03/24/2026	28,072
03/27/2026	144,139
03/30/2026	50,000
03/31/2026	12,833
04/01/2026	34,998
04/13/2026	7,812
04/23/2026	100,000

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04/24/2026	200,000
04/27/2026	5,945
05/13/2026	3,510
06/09/2026	(4,360)
06/10/2026	(95,640)
06/11/2026	(11,643)
07/16/2026	(100,000)
07/17/2026	(1,732)
07/20/2026	(100,113)
07/21/2026	(100,630)
07/22/2026	(70,916)
07/24/2026	(200,000)
09/04/2026	(23,374)
09/11/2026	466,763
09/16/2026	23,546
09/17/2026	150,000
09/18/2026	250,000
09/23/2026	103,124
09/24/2026	200,000
09/25/2026	200,000
09/28/2026	96,399
09/29/2026	56,948
09/30/2026	50,000
10/02/2026	100,000

* Each of Oasis Management and Mr. Fischer may be deemed to have effected the transactions in Common Stock by the Oasis Fund set forth above by virtue of their respective relationships with the Oasis Fund.

Mr. Hudson

Date of Transaction	Amount of Securities Purchased/(Sold)
04/20/2026	500
04/22/2026	100
09/03/2026	750
10/08/2026	322
10/09/2026	588

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IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Oasis your proxy “FOR” the election of the Oasis Nominees and in accordance with Oasis's recommendations on the other proposals on the agenda for the Annual Meeting by taking one of the following three steps:

•	VOTING ONLINE by following the instructions on the enclosed BLUE proxy card or BLUE voting instruction form;
•	VOTING VIA PHONE by following the instructions on the enclosed BLUE proxy card or BLUE voting instruction form; or
•	SIGNING, DATING AND MAILING the enclosed BLUE proxy card in the postage-paid envelope provided.

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Innisfree at the address set forth below.

Innisfree M&A Incorporated

500 Fifth Avenue, 21st Floor

New York, NY 10110

Stockholders may call toll-free: (877) 456-3507

Banks and brokers may call collect: (212) 750-5833

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PRELIMINARY COPY SUBJECT TO COMPLETION

PLEASE ACT TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

6TO AUTHORIZE A PROXY TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED 6

Vail Resorts, Inc.

Proxy Card For 2026 Annual Meeting of Stockholders

This Proxy Solicitation Is Being Made By Oasis Management Company Ltd. And The Other Participants In Their Solicitation.

The Board of Directors of Vail Resorts, Inc. Is Not Soliciting This Proxy

B L U E P R O X Y

The undersigned hereby appoints each of Seth Fischer, Alexander Shoghi, Gabrielle Wolf, Larry Miller, Eleazer Klein and Brandon Gold, as attorneys, proxies and agents with full power of substitution, to vote all shares of common stock, par value $0.01 per share, of Vail Resorts, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the 2026 Annual Meeting of Stockholders of the Company scheduled to be held on [•], 2026, at [•], Mountain Time, including at any adjournments, postponements, reschedulings or continuations thereof and any meeting held in lieu thereof (the “2026 Annual Meeting”), with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to Oasis a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the 2026 Annual Meeting.

IF THIS PROXY CARD IS VALIDLY EXECUTED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF YOU DO NOT MARK A VOTE WITH RESPECT TO ANY NOMINEE ON PROPOSAL 1 ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO BE VOTED "FOR" ROBERT CHAPEK, M. ASHTON HUDSON, BRYCE ROBERTS, AND PICABO STREET, AND “WITHHOLD” ON [•], [•], [•] AND [•]. IF YOU DO NOT MARK A VOTE ON PROPOSAL 2 OR PROPOSAL 3 ON THE BLUE PROXY CARD, THE NAMED PROXIES WILL EXERCISE THEIR DISCRETION TO CAUSE YOUR PROXY TO VOTE "FOR" PROPOSAL 2 AND TO VOTE “AGAINST” PROPOSAL 3. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE 2026 ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. YOU MAY VOTE “FOR” UP TO NINE NOMINEES IN TOTAL. IF YOU VOTE ON AT LEAST ONE NOMINEE BUT FEWER THAN NINE NOMINEES IN PROPOSAL 1, YOUR SHARES WILL ONLY BE VOTED "FOR" THOSE NOMINEES YOU HAVE SO MARKED. IF YOU VOTE “FOR” MORE THAN NINE NOMINEES IN PROPOSAL 1, YOUR VOTES ON PROPOSAL 1 WILL BECOME INVALID AND NOT BE COUNTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(continued and to be signed on the reverse side)

PRELIMINARY COPY SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

Please vote your shares of Vail Resorts, Inc. common stock

for the upcoming 2026 Annual Meeting of Stockholders

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Submit your BLUE proxy by Internet Please locate the Control Number printed below on your proxy and access www.proxyvotenow.com/[•]. Then, simply follow the easy instructions on the voting site.

Submit your BLUE proxy by Telephone

Call toll-free from the U.S. or Canada at [NUMBER] from your mobile device or a touch-tone telephone. If outside the U.S. or Canada, call [NUMBER]. Please follow the simple instructions provided. You will be required to provide the unique control number printed below.

CONTROL NUMBER

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked,

signed, dated and returned the BLUE proxy card.

Submit your BLUE proxy card by Mail Please sign, date and return the BLUE Proxy Card in the envelope provided to: [ADDRESS].

6TO AUTHORIZE A PROXY TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED6

☒	Please mark vote as in this sample

Proposal 1 – Election of Directors for terms ending in 2027

Vote "FOR" up to nine (9) nominees in total. If you vote this BLUE proxy card for less than nine nominees, your proxy will only be voted "FOR" those nominees you have marked. If you do not mark a vote for any nominee on this BLUE proxy card, your proxy will be voted "FOR" the Oasis Nominees and "WITHHOLD" on the Opposed Company Nominees. If you vote this BLUE proxy card "FOR" more than nine nominees, your votes on Proposal 1 will become invalid and will not be counted.

Oasis recommends voting "FOR" the following Oasis Nominees:
	FOR	WITHHOLD
Robert Chapek	☐	☐
M. Ashton Hudson	☐	☐
Bryce Roberts	☐	☐
Picabo Street	☐	☐

Oasis makes no recommendation on the following Unopposed Company Nominees:
	FOR	WITHHOLD
[●]	☐	☐
[●]	☐	☐
[●]	☐	☐
[●]	☐	☐
[●]	☐	☐

Oasis recommends that you "WITHHOLD" on the following Opposed Company Nominees:
	FOR	WITHHOLD
[●]	☐	☐
[●]	☐	☐
[●]	☐	☐
[●]	☐	☐

Oasis recommends voting "FOR" Proposal 2.
	FOR	AGAINST	ABSTAIN
Proposal 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2027	☐	☐	☐

Oasis recommends voting "AGAINST” Proposal 3.
	FOR	AGAINST	ABSTAIN
Proposal 3 – Advisory vote to approve the compensation of the Company's named executive officers	☐	☐	☐
PLEASE SIGN, DATE AND PROMPTLY RETURN THIS BLUE PROXY CARD USING THE ENCLOSED ENVELOPE
Dated: __________, 2026

Signature

Title

Signature (if held jointly)

NOTE: Please sign EXACTLY as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.